                   UNITED STATES                        OMB Approval
          SECURITIES AND EXCHANGE COMMISSION        OMB Number: 3235-0145
              WASHINGTON, D.C. 20549                Expires:   October 31, 1997
                                                    Estimated average burden
                                                    hours per response... 14.90



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

                                TheraTech, Inc.
--------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   883383101
--------------------------------------------------------------------------
                                 (CUSIP Number)





Check the following if a fee is being paid with this statement ___. (A fee is not required only of the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.     883383101                                     PAGE 2 OF 4 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Dinesh C. Patel
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
      Not applicable                                                   (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          2,729,078
     NUMBER OF        ----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          127,000
      OWNED BY        ----------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER
     REPORTING            2,729,078
       PERSON         ----------------------------------------------------------
        WITH          8   SHARED DISPOSITIVE POWER
                          127,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,856,078
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      Not applicable
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      13.7%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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                                  SCHEDULE 13G




ITEM 1.  SECURITY AND ISSUER
----------------------------

         (A)     NAME OF ISSUER:            TheraTech, Inc.

         (B)     ADDRESS:                    417 Wakara Way
                                             Salt Lake City, Utah 84108

ITEM 2. REPORTING PERSON INFORMATION
-------------------------------------

         (A)     NAME OF PERSON FILING:    Dinesh C. Patel
                 ---------------------

         (B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                 ------------------------------------
                 417 Wakara Way
                 Salt Lake City, Utah 84108

         (C)     CITIZENSHIP:
                 -----------
                 United States of America

         (D)     TITLE OF CLASS OF SECURITIES:
                 ----------------------------
                 Common Stock

         (E)     CUSIP NUMBER:
                 ------------
                 883383101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
         ---------------------------------------------------------------------
                 Not applicable

ITEM 4.  OWNERSHIP
         ---------

                 (A)      AMOUNT BENEFICIALLY OWNED:
                          2,856,078

                 (B)      PERCENT OF CLASS:
                          13.7%

                 (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (I)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                   2,729,078 (which includes options to purchase 310,002 shares)

           (II)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                   127,000 (which includes 75,000 shares owned by Kalpana Patel
                   (spouse) and 52,000 shares owned by the Dinesh and Kalpana Patel Foundation)


                                     SCHEDULE 13G


                          (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 2,729,078 (which includes options to purchase 310,002 shares)

                          (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 127,000 (which includes 75,000 shares owned by Kalpana Patel (spouse) and 52,000 shares owned by the Dinesh and Kalpana Patel Foundation

         ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable

         ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable

         ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

         ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

         ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

         ITEM 10. CERTIFICATION

                  Not applicable



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Date:   February 13, 1997


                                          /s/  Dinesh C. Patel
                                          --------------------------
                                          Dinesh C. Patel




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